Exhibit 99.1

PCB Bancorp Reports Earnings of $5.8 million for Q4 2020 and Declares $0.10 Quarterly Cash Dividend
Los Angeles, California - January 28, 2021 - PCB Bancorp (the “Company”) (NASDAQ: PCB), the holding company of Pacific City Bank (the “Bank”), today reported net income of $5.8 million, or $0.38 per diluted common share for the fourth quarter of 2020, compared with $3.4 million, or $0.22 per diluted common share, for the previous quarter and $4.2 million, or $0.26 per diluted common share, for the year-ago quarter.
Q4 2020 Highlights
•Net income totaled $5.8 million or $0.38 per diluted common share;
◦The Company recorded a provision for loan losses of $2.1 million primarily due to increases in special mention and classified loans as a result of the ongoing COVID-19 pandemic.
◦Allowance for loan losses to total loans held-for-investment ratio was 1.67% at December 31, 2020 compared with 1.55% at September 30, 2020 and 0.99% at December 31, 2019. Excluding U.S. Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans, allowance for loan losses to total loans held-for-investment ratio was 1.83% and 1.70% at December 31, 2020 and September 30, 2020, respectively.
◦Net interest margin was 3.64% for the fourth quarter of 2020 compared with 3.43% for the previous quarter and 3.96% for the year-ago quarter.
•Total assets were $1.92 billion at December 31, 2020, a decrease of $98.3 million, or 4.9%, from $2.02 billion at September 30, 2020, but an increase of $176.5 million, or 10.1%, from $1.75 billion at December 31, 2019;
•Loans held-for-investment, net of deferred costs (fees), were $1.58 billion at December 31, 2020, an increase of $4.8 million, or 0.3%, from $1.58 billion at September 30, 2020 and an increase of $132.7 million, or 9.1%, from $1.45 billion at December 31, 2019;
◦SBA PPP loans totaled $135.7 million and $136.4 million at December 31, 2020 and September 30, 2020, respectively.
◦Loans under modified terms related to COVID-19 totaled $36.1 million at December 31, 2020 compared with $171.6 million at September 30, 2020.
•Total deposits were $1.59 billion at December 31, 2020, a decrease of $52.3 million from $1.65 billion at September 30, 2020, but an increase of $115.5 million, or 7.8%, from $1.48 billion at December 31, 2019;
•The Company declared and paid a cash dividend of $0.10 per common share for the fourth quarter of 2020 compared with $0.10 per common share for the third quarter of 2020 and $0.08 per common share for the fourth quarter of 2019.
“In a year of the most challenging financial environment since the great financial crisis, I am proud of the way we have immediately responded to the needs of our valued customers by modifying their loans proactively at the onset of COVID-19 pandemic, and originating more than 1,600 PPP loans totaling $140 million. We have successfully managed to end the year stronger by delivering a solid fourth quarter net income of $5.8 million, or $0.38 per diluted common share. We have also continuously elevated our allowance coverage ratio to 1.67% in spite of reducing modified loans under the CARES Act to $36.1 million, or 2.5% of our loan balance (excluding SBA PPP loans), and maintaining a solid credit portfolio where nonperforming assets were 0.24% of total assets at year-end,” commented Henry Kim, President and Chief Executive Officer.
“As a result of reduction in the cost of our deposits and gradual reduction of our excess liquidity that was accumulated at the onset of COVID-19 pandemic, our net interest margin expanded to 3.64% in the fourth quarter compared with 3.43% in the third quarter.”
“Looking ahead, with additional government economic assistance programs and a wider distribution of the vaccines, I am confident that our solid balance sheet combined with strong capital levels that is complemented by our robust allowance coverage ratio will safely lead our institution pass this unprecedented period and deliver even more value to our shareholders.”

Financial Highlights (Unaudited)

($ in thousands, except per share data)	Three Months Ended					Year Ended
	12/31/2020	9/30/2020	% Change	12/31/2019	% Change	12/31/2020	12/31/2019	% Change
Net income	$5,787	$3,449	67.8%	$4,158	39.2%	$16,175	$24,108	(32.9)%
Diluted earnings per common share	$0.38	$0.22	72.7%	$0.26	46.2%	$1.04	$1.49	(30.2)%

Net interest income	$17,407	$16,853	3.3%	$16,660	4.5%	$66,189	$69,034	(4.1)%
Provision for loan losses	2,142	4,326	(50.5)%	4,030	(46.8)%	13,219	4,237	212.0%
Noninterest income	4,524	2,272	99.1%	3,604	25.5%	11,740	11,869	(1.1)%
Noninterest expense	11,550	9,886	16.8%	10,265	12.5%	41,699	42,315	(1.5)%

Return on average assets (1)	1.19%	0.69%		0.96%		0.84%	1.40%
Return on average shareholders’ equity (1), (2)	9.92%	5.98%		7.25%		7.08%	10.88%
Net interest margin (1)	3.64%	3.43%		3.96%		3.53%	4.11%
Efficiency ratio (3)	52.67%	51.69%		50.66%		53.51%	52.30%

($ in thousands, except per share data)	12/31/2020	9/30/2020	% Change	12/31/2019	% Change
Total assets	$1,922,853	$2,021,187	(4.9)%	$1,746,328	10.1%
Net loans held-for-investment	1,557,068	1,554,258	0.2%	1,436,451	8.4%
Total deposits	1,594,851	1,647,107	(3.2)%	1,479,307	7.8%
Book value per common share (2), (4)	$15.19	$14.91	1.9%	$14.44	5.2%
Tier 1 leverage ratio (consolidated)	11.94%	11.40%		13.23%
Total shareholders’ equity to total assets (2)	12.16%	11.35%		12.99%

(1)Ratios are presented on an annualized basis.
(2)The Company did not have any intangible equity components for the presented periods.
(3)The ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.
(4)The ratios are calculated by dividing total shareholders’ equity by the number of outstanding common shares.
COVID-19 Pandemic
The ongoing COVID-19 pandemic, and governmental and societal responses thereto, have had a severe impact on recent global economic and market conditions, including significant disruption of, and volatility in, financial markets; global supply chain disruptions; and the institution of social distancing and shelter-in-place requirements that have resulted in temporary closures of many businesses, lost revenues, and increased unemployment throughout the U.S., but also specifically in California, where most of the Company’s operations and a large majority of its customers are located.
Since the beginning of the crisis, the Company has taken a number of steps to protect the safety of its employees and to support its customers. The Company has enabled its staff to work remotely and established safety measures within its bank premises and branches for both employees and customers.
In order to support its customers, the Company has been in close contact with its customers, assessing the level of impact on their businesses, and putting a process in place to evaluate each client’s specific situation and provide relief programs where appropriate. SBA PPP loans totaled $135.7 million (1,585 loans) and loans under modified terms related to the COVID-19 pandemic totaled $36.1 million (39 loan customers) as of December 31, 2020. During the current quarter, the Company received SBA PPP forgiveness of $1.8 million for 57 SBA PPP loans. On January 13, 2021, SBA began accepting applications for second draw PPP loans. The Company is accepting applications and will continue to receive applications as long as funding remains available.
In addition, the Company has been monitoring its liquidity and capital closely. As of December 31, 2020, the Company maintained $194.1 million, or 10.1% of total assets, of cash and cash equivalents and $526.1 million, or 27.4% of total assets, of available borrowing capacity. All regulatory capital ratios were also well above the regulatory well capitalized requirements as of December 31, 2020, while establishing provision for loan losses of $13.2 million for the current year.
At this time, the Company cannot estimate the long term impact of the COVID-19 pandemic, but these conditions impacted and are expected to impact its business, results of operations, and financial condition negatively.

Result of Operations (Unaudited)
Net Interest Income and Net Interest Margin
The following table presents the components of net interest income for the periods indicated:

	Three Months Ended					Year Ended
($ in thousands)	12/31/2020	9/30/2020	% Change	12/31/2019	% Change	12/31/2020	12/31/2019	% Change
Interest income/expense on:
Loans	$18,929	$18,938	—%	$20,888	(9.4)%	$76,546	$85,667	(10.6)%
Investment securities	429	515	(16.7)%	823	(47.9)%	2,127	3,956	(46.2)%
Other interest-earning assets	150	167	(10.2)%	565	(73.5)%	1,088	3,322	(67.2)%
Total interest-earning assets	19,508	19,620	(0.6)%	22,276	(12.4)%	79,761	92,945	(14.2)%
Interest-bearing deposits	1,958	2,599	(24.7)%	5,514	(64.5)%	12,958	23,439	(44.7)%
Borrowings	143	168	(14.9)%	102	40.2%	614	472	30.1%
Total interest-bearing liabilities	2,101	2,767	(24.1)%	5,616	(62.6)%	13,572	23,911	(43.2)%
Net interest income	$17,407	$16,853	3.3%	$16,660	4.5%	$66,189	$69,034	(4.1)%
Average balance of:
Loans	$1,592,705	$1,564,704	1.8%	$1,415,781	12.5%	$1,541,740	$1,383,562	11.4%
Investment securities	123,785	128,212	(3.5)%	146,454	(15.5)%	122,726	160,803	(23.7)%
Other interest-earning assets	187,592	260,426	(28.0)%	108,919	72.2%	213,124	134,870	58.0%
Total interest-earning assets	$1,904,082	$1,953,342	(2.5)%	$1,671,154	13.9%	$1,877,590	$1,679,235	11.8%
Interest-bearing deposits	$1,050,369	$1,063,962	(1.3)%	$1,097,957	(4.3)%	$1,088,164	$1,120,880	(2.9)%
Borrowings	91,467	130,000	(29.6)%	21,141	332.7%	94,319	25,388	271.5%
Total interest-bearing liabilities	$1,141,836	$1,193,962	(4.4)%	$1,119,098	2.0%	$1,182,483	$1,146,268	3.2%
Total funding (1)	$1,691,758	$1,746,217	(3.1)%	$1,460,781	15.8%	$1,669,303	$1,475,999	13.1%
Annualized average yield/cost of:
Loans	4.73%	4.81%		5.85%		4.96%	6.19%
Investment securities	1.38%	1.60%		2.23%		1.73%	2.46%
Other interest-earning assets	0.32%	0.26%		2.06%		0.51%	2.46%
Total interest-earning assets	4.08%	4.00%		5.29%		4.25%	5.53%
Interest-bearing deposits	0.74%	0.97%		1.99%		1.19%	2.09%
Borrowings	0.62%	0.51%		1.91%		0.65%	1.86%
Total interest-bearing liabilities	0.73%	0.92%		1.99%		1.15%	2.09%
Net interest margin	3.64%	3.43%		3.96%		3.53%	4.11%
Cost of total funding (1)	0.49%	0.63%		1.53%		0.81%	1.62%
Supplementary information
Net accretion of discount on loans	$991	$743	33.4%	$938	5.7%	$3,292	$4,022	(18.2)%
Net amortization of deferred loan fees (costs)	$913	$1,218	(25.0)%	$125	630.4%	$2,901	$452	541.8%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.
Loans. The decrease in average yield for the current quarter compared with the previous quarter was primarily due to a decrease in net amortization of deferred loan fees and lower interest rates on new loans, partially offset by an increase in net accretion of discount from an increase in loan payoffs. The decreases in average yield for the current quarter and year compared with the same periods of 2019 were primarily due to the lower market rates, the low interest rate on SBA PPP loans, and a decrease in net accretion of discount, partially offset by an increase in net amortization of deferred fees on SBA PPP loans. The increase in average balance for the current quarter compared with the previous quarter was primarily due to an increase in commercial property loans. The increases in average balance for the current quarter and year compared with the same periods of 2019 were primarily due to the SBA PPP loan production as well as an increase in commercial property loans.

The following table presents a composition of total loans by interest rate type accompanied with the weighted-average contractual rates as of the dates indicated:

	12/31/2020		9/30/2020		12/31/2019
	% to Total Loans	Weighted-Average Contractual Rate	% to Total Loans	Weighted-Average Contractual Rate	% to Total Loans	Weighted-Average Contractual Rate
Fixed rate loans	31.7%	3.86%	32.0%	3.92%	20.6%	5.34%
Hybrid rate loans	20.8%	4.82%	20.8%	4.93%	22.8%	5.07%
Variable rate loans	47.5%	4.06%	47.2%	4.10%	56.6%	5.51%

Investment Securities. The decrease in average yield for the current quarter compared with the previous quarter was primarily due to new investment securities purchased at lower market rates and an increase in premium amortization on mortgage backed securities. The decreases in average yield for the current quarter and year compared with the same periods of 2019 were primarily due to the new investment securities purchased, as well as sales of securities available-for-sale of $32.8 million with a weighted-average book yield of 3.02% during the fourth quarter of 2019. During the current quarter and year, the Company purchased investment securities of $2.7 million and $39.4 million, respectively.
Other Interest-Earning Assets. The increase in average yield for the current quarter compared with the previous quarter was primarily due to a decrease in proportion of interest-bearing deposits in other financial institutions that had an average yield of 0.10%. The decreases in average yield for the current quarter and year compared with the same periods of 2019 were primarily due to the lower market rates. The increases in average balance for the current quarter and year compared with the same periods of 2019 were primarily due to increases in deposits and other borrowings during the current quarter and year as the Company maintains most of its cash at the Federal Reserve Bank account. For additional detail, please see the discussion for the current quarter in “Deposits” under the “Balance Sheet” discussion.
Interest-Bearing Deposits. The decreases in average cost for the current quarter and year were primarily due to the continuing decreases in market rates.
Borrowings. The increase in average cost for the current quarter compared with the previous quarter was primarily due to matured borrowings with lower interest rates during the current quarter. During the current quarter, FHLB advances of $50.0 million with a weighted-average rate of 0.26% matured. During the current year, the Company maintained a higher balance of Federal Home Loan Bank (“FHLB”) advances as a part of the Company’s liquidity management plan. At December 31, 2020, the Company had a total outstanding FHLB advances of $80.0 million with a weighted-average rate of 0.67%.
Provision for Loan Losses
Provision for loan losses was $2.1 million for the current quarter compared with $4.3 million for the previous quarter and $4.0 million for the year-ago quarter. For the years ended December 31, 2020 and 2019, provision for loan losses was $13.2 million and $4.2 million, respectively. The provision for the current quarter was primarily due to increases in special mention and classified loans as a result of the ongoing COVID-19 pandemic. The provision for the current year was primarily driven by the increase in risks associated with economic and business conditions, as well as the increases in special mention and classified loans, as a result of the COVID-19 pandemic. The Company recorded net charge-offs of $178 thousand for the current quarter compared with $28 thousand for the previous quarter and $2.7 million for the year-ago quarter. For the years ended December 31, 2020 and 2019, the Company recorded net charge-offs of $1.1 million and $3.0 million, respectively.
The following table presents allowance for loan losses to total loans held-for-investment ratio for the dates indicated:

($ in thousands)	12/31/2020	9/30/2020	12/31/2019
Total loans held-for-investment	$1,583,578	$1,578,804	$1,450,831
Less: SBA PPP loans	135,654	136,418	—
Total loans held-for-investment, excluding SBA PPP loans	$1,447,924	$1,442,386	$1,450,831
Allowance for loan losses	$26,510	$24,546	$14,380
Allowance for loan losses to total loans held-for-investment	1.67%	1.55%	0.99%
Allowance for loan losses to total loans held-for-investment, excluding SBA PPP loans	1.83%	1.70%	0.99%

Noninterest Income
The following table presents the components of noninterest income for the periods indicated:

	Three Months Ended					Year Ended
($ in thousands)	12/31/2020	9/30/2020	% Change	12/31/2019	% Change	12/31/2020	12/31/2019	% Change
Gain on sale of loans	$3,483	$821	324.2%	$1,445	141.0%	$6,527	$5,996	8.9%
Gain on sale of securities available-for-sale	—	—	—%	786	(100.0)%	—	786	(100.0)%
Service charges and fees on deposits	311	280	11.1%	407	(23.6)%	1,256	1,544	(18.7)%
Loan servicing income	398	856	(53.5)%	652	(39.0)%	2,710	2,309	17.4%
Other income	332	315	5.4%	314	5.7%	1,247	1,234	1.1%
Total noninterest income	$4,524	$2,272	99.1%	$3,604	25.5%	$11,740	$11,869	(1.1)%

Gain on Sale of Loans. The following table presents information on gain on sale of loans for the periods indicated:

	Three Months Ended					Year Ended
($ in thousands)	12/31/2020	9/30/2020	% Change	12/31/2019	% Change	12/31/2020	12/31/2019	% Change
Gain on sale of SBA loans
Sold loan balance	$42,413	$8,582	394.2%	$27,072	56.7%	$89,776	$99,609	(9.9)%
Premium received	4,441	917	384.3%	2,067	114.9%	8,456	8,355	1.2%
Gain recognized	3,197	689	364.0%	1,428	123.9%	6,038	5,915	2.1%
Gain on sale of residential property loans
Sold loan balance	$27,139	$16,585	63.6%	$2,636	929.6%	$51,921	$10,068	415.7%
Gain recognized	286	132	116.7%	17	1,582.4%	489	81	503.7%

The increase in sale of SBA loans was primarily due to SBA loans held-for-sale of $26.8 million at September 30, 2020, which were sold during the current quarter. The increase in sale of residential property loans was primarily due to residential property loans held-for-sale of $4.0 million at September 30, 2020, which were sold during the current quarter, and an increased demand for refinancing from the lower market rates.
Gain on Sale of Securities Available-For-Sale. The Company sold securities available-for-sale of $32.8 million during the year-ago quarter. The Company did not sell any investment securities during the current year.
Loan Servicing Income. The following table presents information on loan servicing income for the periods indicated:

	Three Months Ended					Year Ended
($ in thousands)	12/31/2020	9/30/2020	% Change	12/31/2019	% Change	12/31/2020	12/31/2019	% Change
Loan servicing income:
Servicing income received	$961	$1,244	(22.7)%	$1,159	(17.1)%	$4,657	$4,691	(0.7)%
Servicing assets amortization	(563)	(388)	45.1%	(507)	11.0%	(1,947)	(2,382)	(18.3)%
Loan servicing income	$398	$856	(53.5)%	$652	(39.0)%	$2,710	$2,309	17.4%
Underlying loans at end of period	$498,795	$484,651	2.9%	$498,616	—%	$498,795	$498,616	—%

The Company services SBA loans and certain residential property loans that are sold to the secondary market. The decrease for the current quarter compared with the previous quarter was primarily due to a decrease in servicing income received and an increase in servicing asset amortization from an increase in loan payoffs. The increase for the current year compared with the previous year was primarily due to a decrease in servicing asset amortization from a decrease in loan payoffs.

Noninterest Expense
The following table presents the components of noninterest expense for the periods indicated:

	Three Months Ended					Year Ended
($ in thousands)	12/31/2020	9/30/2020	% Change	12/31/2019	% Change	12/31/2020	12/31/2019	% Change
Salaries and employee benefits	$7,397	$6,438	14.9%	$6,016	23.0%	$26,147	$26,139	—%
Occupancy and equipment	1,424	1,416	0.6%	1,417	0.5%	5,620	5,545	1.4%
Professional fees	625	325	92.3%	622	0.5%	2,256	2,730	(17.4)%
Marketing and business promotion	440	193	128.0%	501	(12.2)%	1,360	1,550	(12.3)%
Data processing	375	373	0.5%	361	3.9%	1,472	1,365	7.8%
Director fees and expenses	146	125	16.8%	189	(22.8)%	599	751	(20.2)%
Regulatory assessments	250	267	(6.4)%	126	98.4%	978	551	77.5%
Other expenses	893	749	19.2%	1,033	(13.6)%	3,267	3,684	(11.3)%
Total noninterest expense	$11,550	$9,886	16.8%	$10,265	12.5%	$41,699	$42,315	(1.5)%

Salaries and Employee Benefits. The increases for the current quarter compared with the previous and year-ago quarters were primarily due to increases in bonus accrual and other employee benefits. The increase for the current year compared with the previous year was primarily due to increases in wages, other employee benefits and vacation accrual, partially offset by direct loan origination costs of $1.1 million related to SBA PPP loan production and a decrease in bonus accrual.
Professional Fees. The increase for the current quarter compared with the previous quarter was primarily due to an increased other professional fees as a part of the year-end processes. The decrease for the current year compared with the previous year was primarily due to a decrease in expenses related to the Bank’s Bank Secrecy Act and Anti-Money Laundering (“BSA/AML”) compliance enhancements. The consent order with the Federal Deposit Insurance Corporation (“FDIC”) and California Department of Financial Protection and Innovation (“CDFPI”) related to the BSA/AML compliance was terminated during the previous quarter.
Marketing and business promotion. The increase for the current quarter compared with the previous quarter was primarily due to the year-end promotion and an increase in advertisement. The decreases for the current quarter and year compared with the same periods of 2019 were primarily due to fewer marketing activities related to the COVID-19 pandemic.
Regulatory Assessments. The increases for the current quarter and year compared with the same periods of 2019 were primarily due to a small bank credit received from the FDIC during the year-ago quarter and previous year, as well as an increase in balance sheet. The Company would have recognized regulatory assessments expense of $242 thousand and $895 thousand without the small bank credit for the year-ago quarter and previous year, respectively.

Balance Sheet (Unaudited)
Total assets were $1.92 billion at December 31, 2020, a decrease of $98.3 million, or 4.9%, from $2.02 billion at September 30, 2020, but an increase of $176.5 million, or 10.1%, from $1.75 billion at December 31, 2019. The decrease for the current quarter was primarily due to decreases in cash and cash equivalents, loans held-for-sale and investment securities. The decrease in cash and cash equivalents for the current quarter was primarily due to decreases in deposits and other borrowings, partially offset by cash proceeds from sales of loans held-for-sale and paydowns from investment securities. The increase for the current year was primarily due to increases in loans held-for-investment and cash and cash equivalents. The increase in cash and cash equivalents for the current year was primarily due to increases in deposits and other borrowings, partially offset by cash utilized to support the loan growth.
Loans
The following table presents a composition of total loans (includes both loans held-for-sale and loans held-for-investment, net of deferred costs (fees)) as of the dates indicated:

($ in thousands)	12/31/2020	9/30/2020	% Change	12/31/2019	% Change
Real estate loans:
Commercial property	$880,736	$853,708	3.2%	$803,014	9.7%
Residential property	198,431	212,804	(6.8)%	235,046	(15.6)%
SBA property	126,570	128,038	(1.1)%	129,837	(2.5)%
Construction	15,199	19,803	(23.2)%	19,164	(20.7)%
Commercial and industrial loans:
Commercial term	87,250	90,867	(4.0)%	103,380	(15.6)%
Commercial lines of credit	96,087	92,222	4.2%	111,768	(14.0)%
SBA commercial term	21,878	23,011	(4.9)%	25,332	(13.6)%
SBA PPP	135,654	136,418	(0.6)%	—	—%
Other consumer loans	21,773	21,933	(0.7)%	23,290	(6.5)%
Loans held-for-investment	1,583,578	1,578,804	0.3%	1,450,831	9.1%
Loans held-for-sale	1,979	30,878	(93.6)%	1,975	0.2%
Total loans	$1,585,557	$1,609,682	(1.5)%	$1,452,806	9.1%

The increase in loans held-for-investment for the current quarter was primarily due to new funding of $50.7 million and advances on lines of credit of $23.5 million, partially offset by pay-downs and pay-offs of $69.2 million. The increase for the current year was primarily due to new funding of $345.9 million and advances on lines of credit of $100.5 million, partially offset by pay-downs and pay-offs of $311.5 million.
The decrease in loans held-for-sale for the current quarter was primarily due to sales of $69.6 million, partially offset by new funding of $40.7 million. The increase for the current year was primarily due to new funding of $141.2 million and transfers of loans from loans held-for-investment of $1.4 million, partially offset by sales of $141.7 million and a transfer to loans held-for-investment of $697 thousand.
The following table presents a composition of commitments to extend credit as of the dates indicated:

($ in thousands)	12/31/2020	9/30/2020	% Change	12/31/2019	% Change
Real estate loans:
Commercial property	$21,016	$17,621	19.3%	$15,836	32.7%
SBA property	540	—	—%	1,405	(61.6)%
Construction	13,986	15,366	(9.0)%	11,557	21.0%
Commercial and industrial loans:
Commercial term	1,000	1,000	—%	1,243	(19.5)%
Commercial lines of credit	156,870	173,080	(9.4)%	140,690	11.5%
SBA commercial term	—	—	—%	762	(100.0)%
Other consumer loans	84	75	12.0%	115	(27.0)%
Total commitments to extend credit	$193,496	$207,142	(6.6)%	$171,608	12.8%

Credit Quality
The following table presents a summary of non-performing loans, non-performing assets and classified assets as of the dates indicated:

($ in thousands)	12/31/2020	9/30/2020	% Change	12/31/2019	% Change
Nonaccrual loans:
Real estate loans:
Commercial property	$524	$—	—%	$—	—%
Residential property	189	—	—%	—	—%
SBA property	885	923	(4.1)%	442	100.2%
Commercial and industrial loans:
Commercial lines of credit	904	1,525	(40.7)%	1,888	(52.1)%
SBA commercial term	595	378	57.4%	159	274.2%
Other consumer loans	66	67	(1.5)%	48	37.5%
Total nonaccrual loans held-for-investment	3,163	2,893	9.3%	2,537	24.7%
Loans past due 90 days or more and still accruing	—	699	(100.0)%	287	(100.0)%
Non-performing loans (“NPLs”)	3,163	3,592	(11.9)%	2,824	12.0%
Other real estate owned (“OREO”)	1,401	376	272.6%	—	—%
Non-performing assets (“NPAs”)	$4,564	$3,968	15.0%	$2,824	61.6%
Loans past due and still accruing:
Past due 30 to 59 days	$302	$298	1.3%	$893	(66.2)%
Past due 60 to 89 days	36	3	1,100.0%	925	(96.1)%
Past due 90 days or more	—	699	(100.0)%	287	(100.0)%
Total loans past due and still accruing	$338	$1,000	(66.2)%	2,105	(83.9)%
Troubled debt restructurings (“TDRs”):
Accruing TDRs	$634	$649	(2.3)%	$700	(9.4)%
Nonaccrual TDRs	5	38	(86.8)%	121	(95.9)%
Total TDRs	$639	$687	(7.0)%	$821	(22.2)%
Special mention loans	$16,461	$4,746	246.8%	$1,783	823.2%
Classified assets
Classified loans	$10,130	$4,860	108.4%	$8,862	14.3%
OREO	1,401	376	272.6%	—	—%
Classified assets	$11,531	$5,236	120.2%	$8,862	30.1%
NPLs to loans held-for-investment	0.20%	0.23%		0.19%
NPAs to total assets	0.24%	0.20%		0.16%
Classified assets to total assets	0.60%	0.26%		0.51%

The increases in special mention and classified loans were primarily due to downgrades of loans under modified terms related to the COVID-19 pandemic. Loans that are granted modifications related to the COVID-19 pandemic in excess of 6 months, on a cumulative basis, are classified as special mention or classified. As of December 31, 2020, special mention and classified loans included $14.9 million and $1.9 million of loans under modified terms related to the COVID-19 pandemic, respectively. The special mention loans under modified terms related to the COVID-19 pandemic included 2 commercial property loans totaling $10.3 million, 4 commercial term loans totaling $4.4 million, and a SBA property loan of $251 thousand. The classified loans under modified terms related to the COVID-19 pandemic included 2 commercial term loans totaling $1.2 million, a commercial property loan of $706 thousand, and a SBA commercial term loan of $72 thousand.

Loan Modifications Related to the COVID-19 Pandemic
The Company provided modifications, including interest only payments or payment deferrals, to customers that were adversely affected by the COVID-19 pandemic. The loan modifications met all criteria under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). Therefore, the modified loans were not considered TDRs. Total loans under modified terms related to the COVID-19 pandemic were $36.1 million at December 31, 2020, a decrease of $135.5 million, or 79.0%, from $171.6 million at September 30, 2020 and a decrease of $447.9 million, or 92.5%, from $484.0 million at June 30, 2020.
The following table presents a summary of loans under modified terms related to the COVID-19 pandemic by portfolio segment as of December 31, 2020:

	Modification Type			Weighted-Average Contractual Rate	Accrued Interest Receivable
($ in thousands)	Payment Deferment	Interest Only Payment	Total
Real estate loans:
Commercial property	$9,688	$14,444	$24,132	4.10%	$151
Residential property	425	—	425	4.75%	12
SBA property	—	4,192	4,192	4.79%	26
Commercial and industrial loans:
Commercial term	2,462	3,065	5,527	3.88%	98
SBA commercial term	—	1,841	1,841	5.41%	7
Total	$12,575	$23,542	$36,117	4.22%	$294

Investment Securities
On June 30, 2020, the Company transferred securities held-to-maturity to securities available-for-sale as a part of the Company’s liquidity management plan in response to the COVID-19 pandemic. The Company transferred all of securities held-to-maturity of $18.8 million to securities available-for-sale, which resulted in a pre-tax increase to accumulated other comprehensive income of $787 thousand.
Total investment securities were $120.5 million at December 31, 2020, a decrease of $8.5 million, or 6.6%, from $129.0 million at September 30, 2020, but an increase of $2.8 million, or 2.4%, from $117.7 million at December 31, 2019.
The decrease for the current quarter was primarily due to principal pay-downs and calls of $10.9 million and net premium amortization of $282 thousand, partially offset by purchases of $2.7 million. The increase for the current year was primarily due to purchases of $39.4 million and an increase in fair value of securities available-for-sale of $2.8 million, partially offset by principal pay-downs and calls of $38.5 million and net premium amortization of $938 thousand.
Deposits
The following table presents the Company’s deposit mix as of the dates indicated:

	12/31/2020		9/30/2020		12/31/2019
($ in thousands)	Amount	% to Total	Amount	% to Total	Amount	% to Total
Noninterest-bearing demand deposits	$538,009	33.7%	$576,086	35.0%	$360,039	24.3%
Interest-bearing deposits:
Savings	10,481	0.7%	11,124	0.7%	6,492	0.4%
NOW	21,604	1.4%	21,726	1.3%	17,673	1.2%
Retail money market accounts	351,739	22.0%	344,939	20.9%	307,980	20.8%
Brokered money market accounts	25,002	1.6%	30,001	1.9%	30,034	2.0%
Retail time deposits of:
$250,000 or less	299,431	18.7%	312,171	18.9%	405,004	27.5%
More than $250,000	168,683	10.6%	167,208	10.2%	199,726	13.5%
Time deposits from internet rate service providers	24,902	1.6%	31,852	1.9%	—	—%
State and brokered time deposits	155,000	9.7%	152,000	9.2%	152,359	10.3%
Total interest-bearing deposits	1,056,842	66.3%	1,071,021	65.0%	1,119,268	75.7%
Total deposits	$1,594,851	100.0%	$1,647,107	100.0%	$1,479,307	100.0%

The increase in noninterest-bearing demand deposits for the current year was primarily due to the overall liquid deposit market. A total of $117.9 million of SBA PPP loans were funded through the Bank's noninterest-bearing demand deposits and deposit customers also received $93.5 million of SBA Economic Injury Disaster Loans during the past 9-month period; however, the Company believes that most of these funds have been utilized by the customers as of December 31, 2020.
The decrease in retail time deposits for the current quarter was primarily due to matured and closed accounts of $124.0 million, partially offset by new accounts of $23.2 million and renewals of the matured accounts of $86.6 million. The decrease in retail time deposits for the current year was primarily due to matured and closed accounts of $639.5 million, partially offset by new accounts of $97.0 million and renewals of the matured accounts of $391.7 million.
Liquidity
The following table presents a summary of the Company’s liquidity position as of December 31, 2020:

($ in thousands)	12/31/2020
Cash and cash equivalents	$194,098
Cash and cash equivalents to total assets	10.1%

Available borrowing capacity:
FHLB advances	$425,280
Federal Reserve Discount Window	35,799
Overnight federal funds lines	65,000
Total	$526,079
Total available borrowing capacity to total assets	27.4%

Shareholders’ Equity
Shareholders’ equity was $233.8 million at December 31, 2020, an increase of $4.4 million, or 1.9%, from $229.3 million at September 30, 2020 and an increase of $7.0 million, or 3.1%, from $226.8 million at December 31, 2019. The increase for the current quarter was primarily due to net income, partially offset by a cash dividend declared on common stock of $1.5 million. The increase for the current year was primarily due to net income and an increase in accumulated other comprehensive income, partially offset by repurchases of common stock of $6.5 million (repurchased and retired 428,474 shares) and cash dividends declared on common stock of $6.2 million.
Capital Ratios
Based on changes to the Federal Reserve’s definition of a “Small Bank Holding Company” that increased the threshold to $3 billion in assets in August 2018, the Company is not currently subject to separate minimum capital measurements. At such time as the Company reaches the $3 billion asset level, it will again be subject to capital measurements independent of the Bank. For comparison purposes, the Company’s ratios are included in following discussion. The following table presents capital ratios for the Company and the Bank as of dates indicated:

	12/31/2020	9/30/2020	12/31/2019	Well Capitalized Requirements
PCB Bancorp
Common tier 1 capital (to risk-weighted assets)	15.97%	15.60%	15.87%	N/A
Total capital (to risk-weighted assets)	17.22%	16.86%	16.90%	N/A
Tier 1 capital (to risk-weighted assets)	15.97%	15.60%	15.87%	N/A
Tier 1 capital (to average assets)	11.94%	11.40%	13.23%	N/A
Pacific City Bank
Common tier 1 capital (to risk-weighted assets)	15.70%	15.34%	15.68%	6.5%
Total capital (to risk-weighted assets)	16.95%	16.60%	16.71%	10.0%
Tier 1 capital (to risk-weighted assets)	15.70%	15.34%	15.68%	8.0%
Tier 1 capital (to average assets)	11.74%	11.21%	13.06%	5.0%

Declaration of Quarterly Cash Dividend
On January 28, 2021, the Company’s Board of Directors declared a quarterly cash dividend of $0.10 per common share. The dividend will be paid on or about February 19, 2021, to shareholders of record as of the close of business on February 10, 2021.
About PCB Bancorp
PCB Bancorp, formerly known as Pacific City Financial Corporation, is the bank holding company for Pacific City Bank, a California state chartered bank, offering a full suite of commercial banking services to small to medium-sized businesses, individuals and professionals, primarily in Southern California, and predominantly in Korean-American and other minority communities.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as ‘‘may,’’ “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control, including but not limited to our borrowers' actual payment performance as loan deferrals related to the COVID-19 pandemic expire, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19 pandemic, including the potential adverse impact of loan modifications and payment deferrals implemented consistent with recent regulatory guidance, and the general economic uncertainty caused by the COVID-19 pandemic, and government and societal responses thereto. These and other important factors are detailed in various securities law filings made periodically by the Company, copies of which are available from the Company without charge. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements. Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as required by law.
Contact:
Timothy Chang
Executive Vice President & Chief Financial Officer
213-210-2000

PCB Bancorp and Subsidiary
Consolidated Balance Sheets (Unaudited)
($ in thousands, except share and per share data)

	12/31/2020	9/30/2020	% Change	12/31/2019	% Change
Assets
Cash and due from banks	$19,605	$13,572	44.5%	$17,808	10.1%
Interest-bearing deposits in financial institutions	174,493	243,810	(28.4)%	128,420	35.9%
Total cash and cash equivalents	194,098	257,382	(24.6)%	146,228	32.7%
Securities available-for-sale, at fair value	120,527	128,982	(6.6)%	97,566	23.5%
Securities held-to-maturity	—	—	—%	20,154	(100.0)%
Total investment securities	120,527	128,982	(6.6)%	117,720	2.4%
Loans held-for-sale	1,979	30,878	(93.6)%	1,975	0.2%
Loans held-for-investment, net of deferred loan costs (fees)	1,583,578	1,578,804	0.3%	1,450,831	9.1%
Allowance for loan losses	(26,510)	(24,546)	8.0%	(14,380)	84.4%
Net loans held-for-investment	1,557,068	1,554,258	0.2%	1,436,451	8.4%
Premises and equipment, net	4,048	4,355	(7.0)%	3,760	7.7%
Federal Home Loan Bank and other bank stock	8,447	8,447	—%	8,345	1.2%
Other real estate owned, net	1,401	376	272.6%	—	—%
Deferred tax assets, net	8,120	7,454	8.9%	5,288	53.6%
Servicing assets	6,400	6,166	3.8%	6,798	(5.9)%
Operating lease assets	7,616	7,329	3.9%	8,991	(15.3)%
Accrued interest receivable	9,334	11,246	(17.0)%	5,136	81.7%
Other assets	3,815	4,314	(11.6)%	5,636	(32.3)%
Total assets	$1,922,853	$2,021,187	(4.9)%	$1,746,328	10.1%
Liabilities
Deposits:
Noninterest-bearing demand	$538,009	$576,086	(6.6)%	$360,039	49.4%
Savings, NOW and money market accounts	408,826	407,790	0.3%	362,179	12.9%
Time deposits of $250,000 or less	379,333	406,023	(6.6)%	467,363	(18.8)%
Time deposits of more than $250,000	268,683	257,208	4.5%	289,726	(7.3)%
Total deposits	1,594,851	1,647,107	(3.2)%	1,479,307	7.8%
Federal Home Loan Bank advances	80,000	130,000	(38.5)%	20,000	300.0%
Operating lease liabilities	8,455	8,204	3.1%	9,990	(15.4)%
Accrued interest payable and other liabilities	5,759	6,537	(11.9)%	10,197	(43.5)%
Total liabilities	1,689,065	1,791,848	(5.7)%	1,519,494	11.2%
Commitments and contingent liabilities
Shareholders’ equity
Common stock, no par value	164,140	163,960	0.1%	169,221	(3.0)%
Retained earnings	67,692	63,443	6.7%	57,670	17.4%
Accumulated other comprehensive income (loss), net	1,956	1,936	1.0%	(57)	NM
Total shareholders’ equity	233,788	229,339	1.9%	226,834	3.1%
Total liabilities and shareholders’ equity	$1,922,853	$2,021,187	(4.9)%	$1,746,328	10.1%

Outstanding common shares	15,385,878	15,379,538		15,707,016
Book value per common share (1)	$15.19	$14.91		$14.44
Total loan to total deposit ratio	99.42%	97.73%		98.21%
Noninterest-bearing deposits to total deposits	33.73%	34.98%		24.34%

(1)The ratios are calculated by dividing total shareholders’ equity by the number of outstanding common shares. The Company did not have any intangible equity components for the presented periods.

PCB Bancorp and Subsidiary
Consolidated Statements of Income (Unaudited)
($ in thousands, except share and per share data)

	Three Months Ended					Year Ended
	12/31/2020	9/30/2020	% Change	12/31/2019	% Change	12/31/2020	12/31/2019	% Change
Interest income:
Interest and fees on loans	$18,929	$18,938	—%	$20,888	(9.4)%	$76,546	$85,667	(10.6)%
Interest on investment securities	429	515	(16.7)%	823	(47.9)%	2,127	3,956	(46.2)%
Interest and dividend on other interest-earning assets	150	167	(10.2)%	565	(73.5)%	1,088	3,322	(67.2)%
Total interest income	19,508	19,620	(0.6)%	22,276	(12.4)%	79,761	92,945	(14.2)%
Interest expense:
Interest on deposits	1,958	2,599	(24.7)%	5,514	(64.5)%	12,958	23,439	(44.7)%
Interest on other borrowings	143	168	(14.9)%	102	40.2%	614	472	30.1%
Total interest expense	2,101	2,767	(24.1)%	5,616	(62.6)%	13,572	23,911	(43.2)%
Net interest income	17,407	16,853	3.3%	16,660	4.5%	66,189	69,034	(4.1)%
Provision for loan losses	2,142	4,326	(50.5)%	4,030	(46.8)%	13,219	4,237	212.0%
Net interest income after provision for loan losses	15,265	12,527	21.9%	12,630	20.9%	52,970	64,797	(18.3)%
Noninterest income:
Gain on sale of loans	3,483	821	324.2%	1,445	141.0%	6,527	5,996	8.9%
Gain on sale of securities available-for-sale	—	—	—%	786	(100.0)%	—	786	(100.0)%
Service charges and fees on deposits	311	280	11.1%	407	(23.6)%	1,256	1,544	(18.7)%
Loan servicing income	398	856	(53.5)%	652	(39.0)%	2,710	2,309	17.4%
Other income	332	315	5.4%	314	5.7%	1,247	1,234	1.1%
Total noninterest income	4,524	2,272	99.1%	3,604	25.5%	11,740	11,869	(1.1)%
Noninterest expense:
Salaries and employee benefits	7,397	6,438	14.9%	6,016	23.0%	26,147	26,139	—%
Occupancy and equipment	1,424	1,416	0.6%	1,417	0.5%	5,620	5,545	1.4%
Professional fees	625	325	92.3%	622	0.5%	2,256	2,730	(17.4)%
Marketing and business promotion	440	193	128.0%	501	(12.2)%	1,360	1,550	(12.3)%
Data processing	375	373	0.5%	361	3.9%	1,472	1,365	7.8%
Director fees and expenses	146	125	16.8%	189	(22.8)%	599	751	(20.2)%
Regulatory assessments	250	267	(6.4)%	126	98.4%	978	551	77.5%
Other expenses	893	749	19.2%	1,033	(13.6)%	3,267	3,684	(11.3)%
Total noninterest expense	11,550	9,886	16.8%	10,265	12.5%	41,699	42,315	(1.5)%
Income before income taxes	8,239	4,913	67.7%	5,969	38.0%	23,011	34,351	(33.0)%
Income tax expense	2,452	1,464	67.5%	1,811	35.4%	6,836	10,243	(33.3)%
Net income	$5,787	$3,449	67.8%	$4,158	39.2%	$16,175	$24,108	(32.9)%
Earnings per common share
Basic	$0.38	$0.22		$0.26		$1.05	$1.52
Diluted	$0.38	$0.22		$0.26		$1.04	$1.49
Average shares
Basic	15,350,742	15,343,888		15,665,010		15,384,231	15,873,383
Diluted	15,392,355	15,377,531		15,948,793		15,448,892	16,172,282

Dividend paid per common share	$0.10	$0.10		$0.08		$0.40	$0.25
Return on average assets (1)	1.19%	0.69%		0.96%		0.84%	1.40%
Return on average shareholders’ equity (1), (2)	9.92%	5.98%		7.25%		7.08%	10.88%
Efficiency ratio (3)	52.67%	51.69%		50.66%		53.51%	52.30%

(1)Ratios are presented on an annualized basis.
(2)The Company did not have any intangible equity components for the presented periods.
(3)The ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.

PCB Bancorp and Subsidiary
Average Balance, Average Yield, and Average Rate (Unaudited)
($ in thousands)

	Three Months Ended
	12/31/2020			9/30/2020			12/31/2019
	Average Balance	Interest Income/ Expense	Avg. Yield/Rate	Average Balance	Interest Income/ Expense	Avg. Yield/Rate	Average Balance	Interest Income/ Expense	Avg. Yield/Rate
Assets
Interest-earning assets:
Total loans (1)	$1,592,705	$18,929	4.73%	$1,564,704	$18,938	4.81%	$1,415,781	$20,888	5.85%
Mortgage-backed securities	76,787	275	1.42%	75,832	339	1.78%	75,121	452	2.39%
Collateralized mortgage obligation	28,743	60	0.83%	33,393	82	0.98%	47,032	216	1.82%
SBA loan pool securities	12,432	57	1.82%	12,996	57	1.74%	18,572	116	2.48%
Municipal bonds (2)	5,823	37	2.53%	5,991	37	2.46%	5,729	39	2.70%
Other interest-earning assets	187,592	150	0.32%	260,426	167	0.26%	108,919	565	2.06%
Total interest-earning assets	1,904,082	19,508	4.08%	1,953,342	19,620	4.00%	1,671,154	22,276	5.29%
Noninterest-earning assets:
Cash and cash equivalents	18,188			17,094			18,507
Allowance for loan losses	(25,699)			(21,268)			(13,232)
Other assets	42,755			42,446			33,941
Total noninterest-earning assets	35,244			38,272			39,216
Total assets	$1,939,326			$1,991,614			$1,710,370
Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Deposits:
NOW and money market accounts	$383,507	327	0.34%	$365,093	391	0.43%	$349,282	1,259	1.43%
Savings	11,037	1	0.04%	9,517	2	0.08%	7,227	4	0.22%
Time deposits	655,825	1,630	0.99%	689,352	2,206	1.27%	741,448	4,251	2.27%
Total interest-bearing deposits	1,050,369	1,958	0.74%	1,063,962	2,599	0.97%	1,097,957	5,514	1.99%
Federal Home Loan Bank advances	91,467	143	0.62%	130,000	168	0.51%	21,141	102	1.91%
Total interest-bearing liabilities	1,141,836	2,101	0.73%	1,193,962	2,767	0.92%	1,119,098	5,616	1.99%
Noninterest-bearing liabilities
Noninterest-bearing demand	549,922			552,255			341,683
Other liabilities	15,412			15,934			22,117
Total noninterest-bearing liabilities	565,334			568,189			363,800
Total liabilities	1,707,170			1,762,151			1,482,898
Total shareholders’ equity	232,156			229,463			227,472
Total liabilities and shareholders’ equity	$1,939,326			$1,991,614			$1,710,370
Net interest income		$17,407			$16,853			$16,660
Net interest spread (3)			3.35%			3.08%			3.30%
Net interest margin (4)			3.64%			3.43%			3.96%
Total deposits	$1,600,291	$1,958	0.49%	$1,616,217	$2,599	0.64%	$1,439,640	$5,514	1.52%
Total funding (5)	$1,691,758	$2,101	0.49%	$1,746,217	$2,767	0.63%	$1,460,781	$5,616	1.53%

(1)Total loans include both loans held-for-sale and loans held-for-investment, net of deferred loan costs (fees).
(2)The yield on municipal bonds has not been computed on a tax-equivalent basis.
(3)Net interest spread is calculated by subtracting average rate on interest-bearing liabilities from average yield on interest-earning assets.
(4)Net interest margin is calculated by dividing annualized net interest income by average interest-earning assets.
(5)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

PCB Bancorp and Subsidiary
Average Balance, Average Yield, and Average Rate, Continued (Unaudited)
($ in thousands)

	Year Ended
	12/31/2020			12/31/2019
	Average Balance	Interest Income/ Expense	Avg. Yield/Rate	Average Balance	Interest Income/ Expense	Avg. Yield/Rate
Assets
Interest-earning assets:
Total loans (1)	$1,541,740	$76,546	4.96%	$1,383,562	$85,667	6.19%
Mortgage-backed securities	68,496	1,260	1.84%	82,848	2,081	2.51%
Collateralized mortgage obligation	35,299	462	1.31%	51,441	1,185	2.30%
SBA loan pool securities	13,120	255	1.94%	20,681	536	2.59%
Municipal bonds (2)	5,811	150	2.58%	5,833	154	2.64%
Other interest-earning assets	213,124	1,088	0.51%	134,870	3,322	2.46%
Total interest-earning assets	1,877,590	79,761	4.25%	1,679,235	92,945	5.53%
Noninterest-earning assets:
Cash and cash equivalents	17,542			18,614
Allowance for loan losses	(19,693)			(13,197)
Other assets	39,385			35,010
Total noninterest-earning assets	37,234			40,427
Total assets	$1,914,824			$1,719,662
Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Deposits:
NOW and money market accounts	$371,315	2,385	0.64%	$329,562	5,162	1.57%
Savings	8,543	9	0.11%	7,965	32	0.40%
Time deposits	708,306	10,564	1.49%	783,353	18,245	2.33%
Total interest-bearing deposits	1,088,164	12,958	1.19%	1,120,880	23,439	2.09%
Federal Home Loan Bank advances	94,319	614	0.65%	25,388	472	1.86%
Total interest-bearing liabilities	1,182,483	13,572	1.15%	1,146,268	23,911	2.09%
Noninterest-bearing liabilities
Noninterest-bearing demand	486,820			329,731
Other liabilities	16,968			22,087
Total noninterest-bearing liabilities	503,788			351,818
Total liabilities	1,686,271			1,498,086
Total shareholders’ equity	228,553			221,576
Total liabilities and shareholders’ equity	$1,914,824			$1,719,662
Net interest income		$66,189			$69,034
Net interest spread (3)			3.10%			3.44%
Net interest margin (4)			3.53%			4.11%
Total deposits	$1,574,984	$12,958	0.82%	$1,450,611	$23,439	1.62%
Total funding (5)	$1,669,303	$13,572	0.81%	$1,475,999	$23,911	1.62%

(1)Total loans include both loans held-for-sale and loans held-for-investment, net of deferred loan costs (fees).
(2)The yield on municipal bonds has not been computed on a tax-equivalent basis.
(3)Net interest spread is calculated by subtracting average rate on interest-bearing liabilities from average yield on interest-earning assets.
(4)Net interest margin is calculated by dividing annualized net interest income by average interest-earning assets.
(5)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.